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                                                                    EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Telescan, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-63172 and 33-94514) filed on Form S-8 of Telescan, Inc. and subsidiaries of our report dated February 25, 2000, relating to the consolidated balance sheets of Telescan, Inc. and subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ending December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of Telescan, Inc. and subsidiaries.




HEIN + ASSOCIATES LLP
Certified Public Accountants
Houston, Texas
March 29, 2001